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EXHIBIT 10.70

Spherion Corporation

Corporate Executives
Management Variable Pay Plan

2004 Variable Pay Plan

 For Plan Year: Fiscal 2004

*
Confidential portions omitted and filed separately with the Commission.

Introduction

        The following Variable Pay Plan (the "Plan") is designed to reward Plan Eligible Associates for achievement of specific goals as well as to provide an incentive to retain talent and encourage future performance with Spherion. This Plan has been established to align your individual success with that of Spherion.

        Your dedication and commitment to the Company is greatly appreciated. Thank you for your continued support now and in the future.

Effective Date/Plan Year

        This Plan is in effect for Fiscal Year 2004 (December 29, 2003 through January 2, 2005) (the "Plan Year"). This Plan supersedes any prior plans as of the date it becomes effective. This Plan may be extended beyond the Plan Year at the sole discretion of Spherion.

Eligibility

        Eligibility to participate in this Plan is within Spherion's sole discretion, but in general is based on an associate's position and salary band. For purposes of this Plan, the term Plan Eligible Associate means an associate who Spherion determines is eligible to participate in this Plan.

        Eligibility begins on the first day of the accounting month after an associate begins employment as a Plan Eligible Associate and terminates immediately when an associate's employment as a Plan Eligible Associate ends.

Change of Positions/Leave of Absence

        In order to be eligible for or earn any compensation under this Plan, a Plan Eligible Associate must remain employed by Spherion in some capacity through the last date of the Variable Pay Period. If the Plan Eligible Associate does not meet this condition, he/she will not earn any compensation under this Plan. (See the Variable Pay Period/Payment Section Below) If a Plan Eligible Associate meets this condition, but was actively employed as a Plan Eligible Associate for only a part of the Variable Pay Period, his/her compensation under this Plan will be pro-rated based on the number of weeks he/she was actively employed as a Plan Eligible Associate. Some examples include:

  •
  If a Plan Eligible Associate begins employment as a Plan Eligible Associate after the beginning of the Plan Year; or

  •
  If a Plan Eligible Associate changes positions within Spherion from one that qualifies him/her as a Plan Eligible Associate to one that does not or vice versa during the Plan Year; or

  •
  If a Plan Eligible Associate is on an authorized leave of absence within the Variable Pay Period; provided, however, that the associate must return to full or part-time active status for any pro-rated compensation to be considered earned.

Components

        A Plan Eligible Associate has a Variable Pay Opportunity which is determined as a percentage (%) of his/her base salary. The Spherion Compensation Department will provide each Plan Eligible Associate with written confirmation (through Spherion's Workscape Computer Resource) of the percentage (%) of base salary for his/her Variable Pay Opportunity.

        The Variable Pay Opportunity is made up of one component, Company EPS, with a modifier based on individual objectives established for the Plan Year. Spherion shall have the right to withhold, deduct,

*
Confidential portions omitted and filed separately with the Commission.

  and/or set off any and all amounts for bad debts, re-bills, credits, or other adjustments from the payment calculations.

1.
Company Earnings Per Share (EPS).    100% of the Variable Pay Opportunity is based on the Company attaining its EPS Target for fiscal year 2004. In order for a Plan Eligible Associate to earn any compensation under this EPS component, the Company must attain a minimum EPS Threshold of    *    . No EPS component will be earned if the EPS is less than the Threshold. If the EPS Threshold is reached, the component payout will increase and be interpolated between Goal Levels as reflected in the chart below.

Spherion EPS (100% of Variable Pay Opportunity)
Goal Level	EPS	% of EPS Component Awarded
Achievement	*	150%
Target	*	100%
Threshold	*	50%
Below Threshold	*	0%

        The EPS goal levels are set at the beginning of the year, but are subject to change at the sole discretion of the Company. Any change to the EPS goal levels will be communicated to the Plan Eligible Associates.

        Management by Objectives (MBO) Modifier.    The Variable Pay Opportunity is subject to a Management by Objectives modifier ranging from 0-200%. The MBO modifier is based on the Plan Eligible Associate's performance on individual objectives established for the Plan Year.

        The Plan Eligible Associate must successfully complete the objectives in the Plan Year and receive a rating of "achieves expectations" (or equivalent) on the objectives. The individual objectives will be established and tracked by the Plan Eligible Associate's manager and tracked by department/division as appropriate. The Plan Eligible Associate must obtain his/her manager's approval for the objectives and document the objectives on the appropriate form in the Plan Year. The objectives must also be approved and recorded as part of the Company's objectives cycle.

Please see the example provided at the end of this Plan.

Variable Pay Period/ Payment

        The "Variable Pay Period" is the Plan Year. Compensation under this Plan is based on annual results and is therefore earned on an annual basis. A Plan Eligible Associate must be employed by Spherion through the last date of the Variable Pay Period to be eligible for or earn any compensation under this Plan. (See Termination of Employment Section Below) Any compensation earned under this Plan will be paid within 45 business days after the close of the accounting year.

Termination of Employment

        Eligibility to participate in and ability to earn any compensation under this Plan ceases immediately upon termination of employment with Spherion regardless of whether such termination of employment is due to resignation, termination without cause, termination for cause, or otherwise.

        A Plan Eligible Associate, whose employment with Spherion terminates prior to the end of the Variable Pay Period, will not be eligible for or be considered to have earned compensation under this Plan in whole or in part.

*
Confidential portions omitted and filed separately with the Commission.

        In addition, any Plan Eligible Associate who resigns his/her employment or who is terminated for cause after the end of the Variable Pay Period but before Spherion pays the actual compensation earned under this Plan will not be eligible for or be considered to have earned any compensation under this Plan. If a Plan Eligible Associate is terminated by Spherion without cause after the Variable Pay Period but before Spherion pays the compensation, the Plan Eligible Associate will be considered to have earned compensation under this Plan through the end of the Variable Pay Period.

Retention Bonus

        A Plan Eligible Associate may not earn more than 200% of the Plan Eligible Associate's variable pay opportunity for the Plan Year under this Plan. Spherion will continue to calculate variable pay that exceeds 200% of the Plan Eligible Associate's variable pay opportunity and the amounts will be deferred in cash as a retention bonus.

        If earned, the retention bonus will be distributed along with the regularly scheduled variable pay compensation for Fiscal Year 2005 (within 45 business days after the close of the accounting year). In order to earn the retention bonus, the Plan Eligible Associate must still be employed with Spherion on the date the payment is made; provided, that if a Plan Eligible Associate is terminated by Spherion without cause during the period between the end of the Variable Pay Period and the date the deferred compensation is paid, the Plan Eligible Associate will still be eligible to receive the retention bonus.

        All deferrals will earn interest. The interest rate for the deferrals will be set at the prime interest rate as of January 1 of the following year for its duration. Interest will begin to accrue on the first day of the fiscal year 2005.

Disputes

        If there is a dispute related to this Plan, including, but not limited to, a dispute over eligibility or award, it will be resolved by the Compensation Committee or its designee, whose decision shall be final.

At-Will Employment

        The only matter this Plan is intended to address is variable pay compensation. Nothing in this Plan shall alter or be construed as to alter the at-will employment status of any Plan Eligible Associate. The Plan Eligible Associate's employment is at-will and may be terminated by either party at any time, with or without cause.

Amendments, Exceptions, or Termination of the Plan

        The Compensation Committee or its designee will administer this Plan and have the power to implement, operate, and interpret this Plan and to take such action as it deems equitable and consistent with the purpose of this Plan in particular circumstances. No exception or modification to this Plan will be valid unless it has been approved in writing by the Compensation Committee or its designee.

        The Company reserves the right to change, modify, alter, amend, or cancel this Plan at any time, with or without notice and with or without consideration.

Acknowledgement

        Plan Eligible Associate acknowledges that he/she has reviewed the Plan and will address any of his/her questions to the Spherion Compensation Department. Plan Eligible Associate hereby reaffirms his/her Acknowledgement of the Plan.

*
Confidential portions omitted and filed separately with the Commission.

        EXAMPLE (This example is not intended to imply any actual percentages, payout, or targets under this Variable Pay Plan. It is merely for illustrative purposes to show how the Variable Pay Plan components may be calculated in a hypothetical situation)

Corporate Executive Management

2004 Variable Pay Plan Example

Assumptions:
Base Salary (January 1, 2004)		$225,000
Variable Pay Opportunity (% of base)		50%
Variable Pay Opportunity ($)	$225,000 × 50%	$112,500
Spherion EPS target		*

Year End Results

Example #1
1. Spherion EPS	Threshold	*
2. Individual MBOs (Achievement)		95%
Variable Pay Calculation:
EPS	$112,500 × 50%	$56,250
Total Annual Variable Pay	$56,250 × 95% Achievement (MBO Modifier)	$53,438
Example #2
1. Spherion EPS	Achievement	*
2. Individual MBOs (Achievement)		150%
Variable Pay Calculation:
EPS	$112,500 × 150%	$168,750
Total Annual Variable Pay	$168,750 × 150% Achievement (MBO Modifier)	$253,125

*
Confidential portions omitted and filed separately with the Commission.

EXHIBIT A

Executive Name	Title	Annual Incentive Award Target
Roy G. Krause	President and Chief Executive Officer	70% of annual base salary
Lisa G. Iglesias	Senior Vice President, General Counsel and Secretary	50% of annual base salary
Richard A. Lamond	Senior Vice President and Chief Human Resources Officer	60% of annual base salary
Mark W. Smith	Senior Vice President and Chief Financial Officer	60% of annual base salary

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EXHIBIT A